EXHIBIT 10.1(b)
                                               1994 10-K




            EXCERPT FROM MINUTES OF THE MANITOWOC COMPANY,
        INC. BOARD OF DIRECTORS MEETING HELD ON APRIL 26, 1994


  RESOLVED that The Manitowoc Company, Inc. Deferred Compensation
Plan, as effective July 4, 1993, is amended, effective as of this date, as follows:

  1. Section 3.4 shall be revised to read in its entirety as follows:

  3.4 A non-employee director Participant may make a deferral election with respect to all or part of his Compensation, in increments of five percent (5%). A key employee Participant may make separate deferral elections, in whole percentages, with respect to regular pay and incentive bonuses. Deferral elections shall not exceed forty percent (40%) of regular pay for any Plan Year and deferral elections with regard to incentive bonuses are not subject to a percentage maximum; provided, however, that the maximum amount of Compensation of a key employee Participant for any Plan Year which may be considered for purposes of determining the Company contribution authorized by Section 7.1 shall not exceed twenty-five percent (25%) for any Plan Year. Deferral elections remain in effect from year to year until modified or revoked in accordance with Plan rules.

  2.   Section 7.1 is amended by adding at the end thereof "and
Section 3.4".

  FURTHER RESOLVED, that the foregoing changes shall be incorporated in revised pages of the Plan.

  FURTHER RESOLVED, that the Treasurer of the Company is authorized and directed to make any technical amendments to the continuing Plan in order to facilitate the foregoing amendments.

  FURTHER RESOLVED, that the foregoing Plan amendments do not materially increase benefits provided by the Company to Plan
Participants such that additional stockholder approval under Section
9.5 of the Plan is not required.